EXHIBIT 2.4

SECOND AMENDMENT
TO MERGER AGREEMENT

This SECOND AMENDMENT TO MERGER AGREEMENT (this “Second Amendment”) is dated as of May 31, 2007 and entered into by and among GoFish Corporation, a Nevada corporation (the “Buyer”), BM Acquisition Corp Inc., a Delaware corporation and wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”), Bolt, Inc., a/k/a Bolt Media, Inc., a Delaware corporation (the “Company”), and John Davis, (the “Indemnification Representative”), with reference to that certain Agreement and Plan of Merger dated as of February 11, 2007, by and among the Buyer, the Transitory Subsidiary, the Company and the Indemnification Representative, as amended by the First Amendment to Merger Agreement dated as of March 29, 2007 by and among the Buyer, the Transitory Subsidiary, the Company and the Indemnification Representative (collectively, the “Merger Agreement”). Capitalized terms used but not defined in this Second Amendment shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, the parties hereto have agreed to amend the Merger Agreement to provide that the Closing Date shall be on such date as is mutually agreed upon by the parties up to the Termination Date, and to provide that the Termination Date shall be June 15, 2007;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENT TO THE MERGER AGREEMENT AND FIRST AMENDMENT

1.1       Section 1.2 of the Merger Agreement is hereby replaced in its entirety with the following:

1.2       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP in San Francisco, California, commencing at 9:00 a.m. local time on such mutually agreeable date, up to the Termination Date, as soon as practicable after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

1.2       Section 7.1(e) of the Merger Agreement and First Amendment is hereby replaced in its entirety with the following:

(e)       the Buyer may terminate this Agreement if the Closing shall not have occurred on or before June 15, 2007 (the “Termination Date”) by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

ARTICLE II
MISCELLANEOUS

2.1       Effect on Merger Agreement. On and after the date of this Second Amendment each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement, as amended by this Second Amendment. Except as specifically amended by this Second Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

2.2       Governing Law. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

2.3       Counterparts; Facsimile. This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, and facsimile signatures shall be deemed, for the purposes of this Second Amendment, original signatures.

2.4       Severability. Any term or provision of this Second Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Second Amendment shall be enforceable as so modified.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to be duly executed and delivered as of the date first above written.

GOFISH CORPORATION

By:	/s/ Michael Downing
Name: Michael Downing
Title: CEO

BM ACQUISITION CORP INC.

By:	/s/ Michael Downing
Name: Michael Downing
Title: CEO

BOLT, INC.

By:	/s/ Aaron Cohen
Name: Aaron Cohen
Title: CEO

INDEMNIFICATION REPRESENTATIVE.

By:	/s/ John Davis
Name: John Davis
Title: